EXHIBIT 99.09

Pazoo, Inc. Pays Off Approximately $400,000 of Convertible Notes, Preventing Conversions Into Free Trading Stock and Retiring Millions of Reserve Shares

WHIPPANY, N.J., April 15, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTC Pinks:PZOO) (German WKN#: A1J3DK), is pleased to announce that as of yesterday, the company has completely repaid the total of its obligations on its Convertible Promissory Notes to LG Capital Funding LLC and Macallan Partners LLC. In addition, Pazoo has given notice of its intention to fully pay off the Convertible Promissory Notes held by Union Capital LLC by the end of next week and Eastmore Capital LLC within the next two weeks. The total of the obligations, repaid and planned for the next two weeks, is approximately $400,000.

Pazoo as a company felt it extremely important to eliminate any conversions of these notes into free trading shares of the company's common stock. With the tremendous strides recently attained through our 100% subsidiary, Harris Lee, LLC and 40% owned MA & Associates, LLC, Pazoo is currently working towards more traditional financing vehicles. This will also tremendously benefit the company as it will free up tens of millions of reserve shares for the company's use.

Pazoo CEO David Cunic commented, "We are very proud of our progress and couldn't be more excited about the direction that Pazoo is moving in. Recently, we have made leaps and strides in defining who we are as a business, and we appreciate the continued input and support from our shareholders. We expect to have at least three fully functional testing labs by the 4th Quarter of 2015. We are working our way to a more traditional, non-dilutive financing to support our rapid growth and expansion, and this is a very solid start. Lastly, we would like to thank these funding partners as they were very easy to work with."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on health, wellness and safety. Our focus is to provide best-in-class laboratory testing of cannabis and cannabinoids to protect consumers from impurities, contaminants and other irregularities. Through our wholly owned subsidiary, Harris Lee, and our partnership with MA & Associates, Pazoo provides industry leading laboratory testing of cannabis. Pazoo, through Harris Lee and MA and Associates, has a license agreement with Steep Hill Labs Inc. which allows us to use their best-in-market testing protocols on a right of first refusal basis as we expand throughout the USA. Pazoo is licensed to test cannabis in Nevada and Oregon, with a focus on expansion into other states. Additionally, Pazoo delivers a comprehensive array of health and wellness information on its website www.pazoo.com, and features industry experts from both the health and wellness arena and the pet industry.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

CONTACT: For Investor Relations:
         Taylor Capitol, LLC
         Phone: 973-351-3868
         Email: INVESTOR@PAZOO.COM